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AIR TRANSPORTATION HOLDING COMPANY, INC. AND SUBSIDIARIES

Exhibit 11.1

Computation for Primary and Fully Diluted Earnings Per Common Share
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                                         Three Months Ended      Six Months Ended
                                            1996        1995       1996      1995


NET EARNINGS                              $128,491      $300,558      $533,850     $820,107


WEIGHTED AVERAGE COMMON SHARES:

   Primary:
    Weighted average shares outstanding  2,614,433     2,804,600     2,624,933    2,825,766
     Dilutive stock options                183,878       254,051       183,878      255,384
                                         2,798,311     3,058,651     2,808,811    3,081,150
   Fully Diluted:
    Weighted average shares outstanding  2,614,433     2,804,600     2,624,933    2,825,766
     Dilutive stock options                190,921       258,278       190,921      259,611
                                         2,805,354     3,062,878     2,815,854    3,085,377
NET EARNINGS PER COMMON SHARE:

   Primary                                 $0.05         $0.10         $0.19        $0.27

   Fully Diluted                           $0.05         $0.10         $0.19        $0.27

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